Exhibit 10.8
WAIVER, CONSENT AND SECOND AMENDMENT TO SECOND AMENDED AND
RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT
This WAIVER, CONSENT AND SECOND AMENDMENT TO SECOND AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (the “Second Amendment”) is made as of this 27th day of September, 2006 by and between CAPITALSOURCE FINANCE LLC, a Delaware limited liability company, with its chief executive office located at 4445 Willard Avenue, Chevy Chase, Maryland 20815 (“Lender”) and UNITED STATES PHARMACEUTICAL GROUP, L.L.C. d/b/a NATIONSHEALTH, a Delaware limited liability company (“USPG”), NATIONSHEALTH HOLDINGS, L.L.C., a Florida limited liability company (“NHH”), and NATIONSHEALTH, INC., a Delaware corporation (“NationsHealth”) (jointly and severally, the “Borrower").
W I T N E S S E T H:
WHEREAS, Lender and Borrower (other than Nationshealth) entered into a certain Revolving Credit and Security Agreement dated as of the 30th day of April, 2004 (the “Original Credit Agreement") whereby Lender agreed to make loans, advances and other extensions of credit to Borrower thereunder; and
WHEREAS, Lender and Borrower (other than Nationshealth) entered into a certain Amended and Restated Revolving Credit and Security Agreement dated as of the 29th of June, 2004 (as amended by the Prior Amendments (defined below), the “First Amended and Restated Agreement") whereby Lender made available to Borrower (other than Nationshealth) a separate Overadvance Facility and permitted Borrower (other than Nationshealth) to include its inventory within the Borrowing Base for the Revolving Facility; and
WHEREAS, Lender and Borrower (other than Nationshealth) amended the First Amended and Restated Agreement in certain respects pursuant to a certain First Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of the 10th day of August, 2004 (the “Prior First Amendment"); and
WHEREAS, on August 31, 2004, Millstream Acquisition Corporation (“MAC”) changed its name to Nationshealth, Inc.; and
WHEREAS, on August 31, 2004, N Merger, LLC, a wholly owned subsidiary of MAC, was merged with and into NationsHealth Holdings, L.L.C. and as a result of the merger, NationsHealth Holdings, L.L.C. continued as the surviving limited liability company; and
WHEREAS, Lender and Borrower amended the First Amended and Restated Agreement in certain respects pursuant to a certain Joinder and Second Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of the 14th day of September, 2004 in order to join Nationshealth, Inc. as a party to the Agreement (the “Prior Second Amendment"); and
WHEREAS, Lender and Borrower amended the First Amended and Restated Agreement in certain respects pursuant to a certain Third Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of the 3rd day of November, 2004 (the “Prior Third Amendment”), a certain Fourth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of the 10th day of February, 2005 (the “Prior Fourth Amendment”), a certain Fifth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of the 28th day of February 2005 (the “Prior Fifth Amendment”), certain Sixth Amendment to Amended and Restated Revolving

Credit and Security Agreement dated as of the 13th day of May, 2005 (the “Prior Sixth Amendment”), certain Seventh Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of the 29th day of July, 2005 (the “Prior Seventh Amendment”), and a certain Eighth Amendment to Amended and Restated Revolving Credit and Security Agreement dated as of the 23rd day of August, 2005 (the “Prior Eighth Amendment”) and together with the Prior First Amendment, the Prior Second Amendment, the Prior Third Amendment, the Prior Fourth Amendment, the Prior Fifth Amendment, the Prior Sixth Amendment, and the Prior Seventh Amendment, collectively, the “Prior Amendments"); and
WHEREAS, Lender and Borrower entered into a certain Second Amended and Restated Revolving Credit and Security Agreement dated as of the 21st of March, 2006 (as amended hereby, and as amended, restated, supplemented or otherwise modified from time to time, the “Agreement"); and
WHEREAS, Lender and Borrower amended the Second Amended and Restated Revolving Credit and Security Agreement in certain respects pursuant to a certain First Amendment to Second Amended and Restated Revolving Credit and Security Agreement dated the 11th day of August, 2006 (the "First Amendment”); and
WHEREAS, Borrower requested and Lender agreed to the further modification of certain provisions of the Agreement and a waiver of a certain Event of Default which occurred under the Agreement upon the terms and subject to the conditions set forth herein; and
WHEREAS, Section 12.8 of the Agreement provides that no modification or amendment of the Agreement shall be effective unless the same shall be in writing and signed by the parties thereto.
NOW, THEREFORE, in consideration of the promises and other mutual covenants contained herein, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrower agree as follows:
1.    Waiver and Consent.
(a)    Borrower hereby acknowledges and agrees that pursuant to clause (a) of Section 7.6 of the Agreement it is prohibited from making payments of severance in excess of $250,000 in the aggregate during any twelve month period without the prior written consent of Lender. Borrower acknowledges and agrees that it has made severance payments in excess of $250,000 during the period commencing January 1, 2006 and continuing through September 15, 2006 in violation of Section 7.6 of the Agreement which constitutes an Event of Default under the Agreement. Borrower has requested that Lender agree to a waiver of such Event of Default for the twelve month period ending September 30, 2006. Subject to the terms and conditions of this Section 1, the Lender does hereby waive such Event of Default.
(b)    Borrower hereby acknowledges and agrees that it is obligated to make additional payments of severance during the period commencing as of September 30, 2006 and continuing through December 31, 2007 in the aggregate amount of $582,292 (the “Scheduled Severance Payments”). Borrower has requested that Lender consent to the payment of the Scheduled Severance Payments under clause (a) of Section 7.6. Lender hereby consents to the payment of the Scheduled Severance Payments on the following terms and conditions:
(i)	The payment of the Scheduled Severance Payments shall be made prior to December 31, 2007;
(ii)
The payment of the Scheduled Severance Payments shall be in lieu of any payments of severance which Borrower would otherwise be permitted to pay under clause (a) of Section 7.6 of the Agreement during the period commencing as of September 30, 2006 and continuing through December 31, 2006;

(iii)	Borrower shall not make any payments of severance other than the Scheduled Severance Payments without the prior written consent of Lender;
(iv)	Borrower shall not make any Scheduled Severance Payments if a Default or Event of Default shall have occurred and be continuing as of the date of the making of any such payment;
(v)	All payments of severance by Borrower after December 31, 2007 shall be governed by Section 7.6 of the Agreement; and
(vi)	Borrower’s failure to comply with the foregoing terms and conditions shall constitute an Event of Default.
(c)    Borrower hereby acknowledges and agrees that pursuant to Section 1 of Annex I of the Agreement it is prohibited from permitting EBITDA to be less than $850,000 for the Test Period ending July 31, 2006. Borrower acknowledges and agrees that EBITDA was less than $850,000 for the Test Period ending July 31, 2006 which constitutes an Event of Default under the Agreement. Borrower has requested that Lender agree to a waiver of such Event of Default. Subject to the terms and conditions of this Section 1, the Lender does hereby waive such Event of Default.
(d)    Borrower hereby acknowledges and agrees that pursuant to Section 2 of Annex I of the Agreement it is prohibited from permitting the Fixed Charge Coverage Ratio to be less than 1.0 to 1.0 for the Test Period ending July 31, 2006. Borrower acknowledges and agrees that the Fixed Charge Coverage Ratio was less than 1.0 to 1.0 for the Test Period ending July 31, 2006 which constitutes an Event of Default under the Agreement. Borrower has requested that Lender agree to a waiver of such Event of Default. Subject to the terms and conditions of this Section 1, the Lender does hereby waive such Event of Default.
(e)    Borrower hereby acknowledges and agrees that pursuant to Section 3 of Annex I of the Agreement it is prohibited from permitting its Cash Velocity to be less than $3,500,000 for the calendar month ending July 31, 2006. Borrower acknowledges and agrees that its Cash Velocity was less than $3,500,000 for the calendar month ending July 31, 2006 which constitutes an Event of Default under the Agreement. Borrower has requested that Lender agree to a waiver of such Event of Default. Subject to the terms and conditions of this Section 1, the Lender does hereby waive such Event of Default.
(f)    Except as set forth in this Section 1, the foregoing waivers and consents do not extend to the Borrower’s compliance with Section 7.6 or the above referenced sections of Annex I of the Agreement for any subsequent periods. Further, the foregoing does not constitute an agreement by Lender to waive the provisions of any affirmative, negative or financial covenant or other provision of the Agreement at any time in the future or any other Events of Default which may have occurred but which are not referenced within this Section 1. The foregoing waivers and consents shall not imply any obligation or commitment of Lender to provide any further waivers or consents under the Agreement or any of the other Loan Documents to Borrower at any other time and does not constitute a course of dealing or a course of conduct. Lender hereby reserves all of its rights under the Agreement and the other Loan Documents except as specifically provided in this Section 1.

2.    Amendment of Agreement. As of the Effective Date (defined below), Lender and Borrower hereby agree to amend the Agreement as follows:
(a)    Subsection (a) of Section 2.1 of the Agreement, entitled “The Revolving Facility” is hereby amended and restated as follows:
(a)   Subject to the provisions of this Agreement, Lender shall continue the Existing Advances and make Advances to Borrower under the Revolving Facility from time to time during the Term, provided that, notwithstanding any other provision of this Agreement, the aggregate amount of all Advances at any one time outstanding under the Revolving Facility shall not exceed either of (a) the Facility Cap, or (b) the Availability. The Revolving Facility is a revolving credit facility, which may be drawn, repaid and redrawn, from time to time as permitted under this Agreement. Any determination as to whether there is Availability for Advances shall be made by Lender in its sole discretion and, absent demonstrable error, is final and binding upon Borrower. Unless otherwise permitted by Lender, each Advance shall be in an amount of at least $1,000. Subject to the provisions of this Agreement, Borrower may request Advances under the Revolving Facility up to and including the value, in U.S. Dollars, of the sum of (i) Eighty-Five percent (85%) of the Borrowing Base for Eligible Billed Receivables, (ii) Sixty percent (60%) of the Borrowing Base for Eligible Unbilled Receivables, and (iii) as determined by Lender in its sole discretion following the completion of the Inventory Field Examination, either (a) Fifty percent (50%) of the Borrowing Base for Eligible Finished Goods Inventory valued at the lower of cost basis or market value or (b) Eighty-Five percent (85%) of the Borrowing Base for Eligible Inventory valued at orderly liquidation value, minus, if applicable, amounts adjusted or reserved pursuant to this Agreement (such calculated amount being referred to herein as the “Availability”); provided, however, that at no time shall more than Four Hundred Thousand and 00/100 ($400,000.00) of the Availability be comprised of Eligible Inventory. Advances under the Revolving Facility automatically shall be made for the payment of interest on the Notes and other Obligations on the date when due to the extent available and as provided for herein. Notwithstanding any provision of this subsection (a) to the contrary, Borrower shall not be permitted to include Eligible Inventory in the Availability unless and until Lender has completed and reviewed an independent appraisal and field examination of Borrower’s Inventory at the expense of Borrower and the results of which are satisfactory to Lender in its sole discretion (the “Inventory Field Examination”).
(b)    Section 2.3 of the Agreement, entitled “Interest” is hereby amended and restated as follows:
2.3   Interest
Interest on outstanding Advances under the Revolving Note shall be payable monthly in arrears on the first day of each calendar month at an annual rate of Prime Rate plus 2.50%, provided, however, that, notwithstanding any provision of any Loan Document, for the purpose of calculating interest hereunder, the Prime Rate shall be not less than 4.0%, in each case calculated on the basis of a 360-day year and for the actual number of calendar days elapsed in each interest calculation period. Interest accrued on each Advance under the Revolving Note shall be due and payable on the first day of each calendar month, in accordance with the procedures provided for in Section 2.6, commencing April 1, 2006, and continuing until the later of the expiration of the Term and the full performance and irrevocable payment in full in cash of the Obligations relating to Advances and termination of this Agreement.

(c)    Section 2.4 of the Agreement, entitled “Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate” is hereby amended and restated as follows:
2.4   Revolving Facility Disbursements; Requirement to Deliver Borrowing Certificate
So long as no Default or Event of Default shall have occurred and be continuing, Borrower may give Lender irrevocable written notice requesting an Advance under the Revolving Facility by delivering to Lender not later than 11:00 a.m. (Eastern Standard Time) at least one but not more than four Business Days before the proposed borrowing date of such requested Advance (the “Borrowing Date"), a completed Borrowing Certificate and relevant supporting documentation satisfactory to Lender, which shall (i) specify the proposed Borrowing Date of such Advance which shall be a Business Day, (ii) specify the principal amount of such requested Advance, (iii) certify the matters contained in Section 4.2, and (iv) specify the amount of any Medicare or Medicaid recoupments and/or recoupments of any third-party payor being sought, requested or claimed, or, to Borrower’s knowledge, threatened against Borrower or Borrower’s Affiliates. Each time a request for an Advance is made, and, in any event and regardless of whether an Advance is being requested, on Tuesday of each week during the Term (and so long as a Default or Event of Default exists, more frequently if Lender shall so request) until the Obligations are indefeasibly paid in cash in full and this Agreement is terminated, Borrower shall deliver to Lender a Borrowing Certificate accompanied by a separate detailed aging and categorizing of Borrower’s accounts receivable and accounts payable and such other supporting documentation with respect to the figures and information in the Borrowing Certificate as Lender shall reasonably request from a credit or security perspective or otherwise. On each Borrowing Date, Borrower irrevocably authorizes Lender to disburse the proceeds of the requested Advance to the appropriate Borrower’s account(s) as set forth on Schedule 2.4, in all cases for credit to the appropriate Borrower (or to such other account as to which the appropriate Borrower shall instruct Lender) via Federal funds wire transfer no later than 4:00 p.m. (Eastern Standard Time). Notwithstanding any provision of this Agreement to the contrary, if the average outstanding balance under the Revolving Facility during any calendar month is less than $2,500,000 Borrower acknowledges and agrees that Lender shall be entitled to calculate interest and fees hereunder, including without limitation, the calculations set forth in Sections 2.3, 2.5 and 3.3, as if the average outstanding balance for such calendar month was $2,500,000.
(d)    Section 2.5 of the Agreement, entitled “Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox” is hereby amended and restated as follows:
2.5   Revolving Facility Collections; Repayment; Borrowing Availability and Lockbox
Each Borrower shall maintain one or more lockbox accounts (individually and collectively, the “Lockbox Account") with one or more banks acceptable to Lender (each, a “Lockbox Bank"), and shall execute with each Lockbox Bank one or more agreements acceptable to Lender (individually and collectively, the “Lockbox Agreement"), and such other agreements related thereto as Lender may require. Each Borrower shall ensure that all collections of their respective Accounts and all other cash payments received by any Borrower, including CIGNA Receipts, are paid and delivered directly from Account Debtors and other Persons into the appropriate Lockbox Account. The Lockbox Agreements shall provide that the Lockbox Banks will transfer on the same Business Day all funds paid into the Lockbox Accounts into a depository account or accounts maintained by Lender or an Affiliate of Lender at such bank as Lender may communicate to Borrower and the applicable Lockbox Bank from time to time in accordance with the Lockbox Agreement (the “Concentration Account"), except, with respect only to Accounts payable by Medicaid/Medicare Account Debtors, as instructed by the applicable Borrower to whom such Accounts are payable as permitted pursuant to the applicable Lockbox Agreement. Notwithstanding and without limiting any other provision of any Loan Document, Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to the Lockbox Agreement and this Section 2.5 in such order and manner as determined by Lender. To the extent that any Accounts are collected by any Borrower or any other cash payments received by any Borrower are not sent directly to the appropriate Lockbox Account but are received by any Borrower or any of their Affiliates, such collections and proceeds shall be held in trust for the benefit of Lender and immediately remitted (and in any event within two (2) Business Days), in the form received, to the appropriate Lockbox Account for immediate transfer to the Concentration Account. Borrower acknowledges and agrees that compliance with the terms of this Section 2.5 is an essential term of this Agreement, and that, in addition to and notwithstanding any other rights Lender may have hereunder, under any other Loan Document, under applicable law or at equity, upon each and every failure by any Borrower or any of their Affiliates to comply with any such terms Lender shall be entitled to assess a non-compliance fee which shall operate to increase the Applicable Rate by two percent (2.0%) per annum during any period of non-compliance, whether or not a Default or an Event of Default occurs or is declared, provided that nothing shall prevent Lender from considering any failure to comply with the terms of this Section 2.5 to be a Default or an Event of Default. All funds transferred to the Concentration Account for application to the Obligations under the Revolving Facility shall be applied to reduce the Obligations under the Revolving Facility, but, for purposes of calculating interest hereunder shall be subject to a five (5) Business Day clearance period. If as the result of collections of Accounts and/or any other cash payments received by any Borrower pursuant to this Section 2.5 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of a Borrower, but shall be available to Borrower upon Borrower’s written request. If applicable, at any time prior to the execution of all or any of the Lockbox Agreements and operation of all or any of the Lockbox Accounts, each Borrower and their Affiliates shall direct all collections or proceeds it receives on Accounts or from other Collateral to the accounts(s) and in the manner specified by Lender in its sole discretion.
(e)    Section 6.4 of the Agreement, entitled “Compliance with Legal and Other Obligations” is hereby amended and restated as follows:
6.4   Compliance with Legal and Other Obligations
Borrower shall (i) comply in all material respects with all laws, statutes, rules, regulations, ordinances and tariffs of all Governmental Authorities applicable to it or its business, assets or operations, including applicable requirements of the Standards for Privacy of Individually Identifiable Health Information which were promulgated pursuant to HIPAA; (ii) pay all taxes, assessments, fees, governmental charges, claims for labor, supplies, rent and all other obligations or liabilities of any kind, except liabilities being contested in good faith and against which adequate reserves have been established in accordance with GAAP, (iii) perform in accordance with its terms each contract, agreement or other arrangement to which it is a party or by which it or any of the Collateral is bound, except where the failure to comply, pay or perform would not reasonably be expected to have a Material Adverse Effect, (iv) maintain and comply with all material Permits necessary to conduct its business and comply with any new or additional requirements that may be imposed on it or its business, and (v) properly file all Medicaid/Medicare cost reports.

(f)    Section 6.6 of the Agreement, entitled “True Books” is hereby amended and restated as follows:
6.6   True Books
Borrower shall (i) keep true, complete and accurate books of record and account in accordance with commercially reasonable business practices in which true and correct entries are made of all of its and their dealings and transactions in all material respects; and (ii) set up and maintain on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business, and include such reserves in its quarterly as well as year end financial statements.
(g)    Section 7.2 of the Agreement, entitled “Permitted Indebtedness” is hereby amended and restated as follows:
7.2   Permitted Indebtedness
Borrower shall not create, incur, assume or suffer to exist any Indebtedness, except the following (collectively, “Permitted Indebtedness"): (i) Indebtedness under the Loan Documents, (ii) any Indebtedness set forth on Schedule 7.2, (iii) Capitalized Lease Obligations incurred after April 30, 2004 and Indebtedness incurred pursuant to purchase money Liens permitted by Section 7.3(v), provided that the aggregate amount of such Capitalized Lease Obligations and purchase money indebtedness outstanding at any time shall not exceed $75,000, (iv) Indebtedness in connection with advances made by a stockholder in order to cure any default of the financial covenants set forth on Annex I; provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights pursuant to a subordination agreement in form and substance satisfactory to Lender; (v) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than 120 calendar days from the billing date or more than 30 days from the due date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings and such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower’s independent accountants shall have been reserved; (vi) borrowings incurred in the ordinary course of business and not exceeding $10,000 individually or in the aggregate outstanding at any one time, provided, however, that such Indebtedness shall be on an unsecured basis, subordinated in right of repayment and remedies to all of the Obligations and to all of Lender’s rights pursuant to a subordination agreement in form and substance satisfactory to Lender; (vii) Permitted Subordinated Debt or Indebtedness to            US Bioservices Corporation            as permitted under the Joint Venture Dissolution Consent. Borrower shall not make prepayments on any existing or future Indebtedness in excess of $10,000 to any Person other than to Lender or to the extent specifically permitted by this Agreement or any subsequent agreement between Borrower and Lender.

(h)    Section 7.3 of the Agreement, entitled “Permitted Liens” is hereby amended and restated as follows:
7.3   Permitted Liens
Borrower shall not create, incur, assume or suffer to exist any Lien upon, in or against, or pledge of, any of the Collateral, or any of its properties or assets or any of its authorized but unissued or treasury shares, securities or other equity or ownership or partnership interests, whether now owned or hereafter acquired, except the following (collectively, “Permitted Liens”): (i) Liens under the Loan Documents or otherwise arising in favor of Lender, (ii) Liens imposed by law for taxes (other than payroll taxes), assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its sole discretion, (iii) (A) statutory Liens of landlords (provided that any such landlord has executed a Landlord Waiver and Consent in form and substance satisfactory to Lender) and of carriers, warehousemen (provided that any such warehousemen have executed a Warehouse Waiver and Consent in form and substance satisfactory to Lender), mechanics, materialmen, and (B) other Liens imposed by law or that arise by operation of law in the ordinary course of business from the date of creation thereof, in each case only for amounts not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained by such Person in accordance with GAAP to the satisfaction of Lender in its sole discretion, (iv) Liens (A) incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers’ compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, or (B) arising as a result of progress payments under government contracts, (v) purchase money Liens (A) securing Indebtedness permitted under Section 7.2(iii), or (B) in connection with the purchase by such Person of equipment in the normal course of business, provided that such payables shall not exceed any limits on Indebtedness provided for herein and shall otherwise be Permitted Indebtedness hereunder, (vi) Liens securing the MHR Subordinated Debt, and (vii) Liens disclosed on Schedule 7.3; provided, that the Lien in favor of Gilbraltar Bank, FSB shall not extend to any additional collateral or secure any Indebtedness in excess of $300,000.
(i)    Section 7.4 of the Agreement, entitled “Investments; New Facilities or Collateral; Subsidiaries” is hereby amended and restated as follows:
7.4   Investments; New Facilities or Collateral; Subsidiaries
Borrower, directly or indirectly, shall not (i) purchase, own, hold, invest in or otherwise acquire obligations or stock or securities of, or any other interest in, or all or substantially all of the assets of, any Person or any joint venture, or (ii) make or permit to exist any loans, advances or guarantees to or for the benefit of any Person or assume, guarantee, endorse, contingently agree to purchase or otherwise become liable for or upon or incur any obligation of the Joint Venture or any other Person (other than those created by the Loan Documents and Permitted Indebtedness and other than (A) trade credit extended in the ordinary course of business, (B) advances for business travel and similar temporary advances made in the ordinary course of business to officers, directors and employees, and (C) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business). Borrower, directly or indirectly, shall not purchase, own, operate, hold, invest in or otherwise acquire any facility, property or assets or allow the warehousing, location or storage of any Collateral other than at the locations set forth on Schedule 5.18B unless Borrower shall provide to Lender at least thirty (30) Business Days prior written notice. Borrower shall have no Subsidiaries other than those Subsidiaries, if any, existing on the Restatement Date and set forth in Schedule 5.3.

(j)    Section 7.6 of the Agreement, entitled “Transactions with Affiliates” is hereby amended and restated as follows:
7.6   Transactions with Affiliates
Borrower shall not enter into or consummate any transaction of any kind with (i) any of its Affiliates, (ii) any Guarantor or any of their respective Affiliates or (iii) the Joint Venture other than: (a) salary, bonus, severance, employee stock option and other compensation and employment arrangements with directors or officers in the ordinary course of business, provided, that no payment of any bonus or severance shall be permitted if a Default or Event of Default has occurred and remains in effect or would be caused by or result from such payment and provided further that, regardless of whether a Default or Event of Default shall have occurred and remain in effect or would be caused by or result from such payment, no payment of any severance shall be made, individually or in the aggregate, in excess of $250,000 in any twelve (12) month period, (b) Distributions and dividends permitted pursuant to Section 7.5, (c) transactions with Lender or any Affiliate of Lender, (d) payments permitted under and pursuant to written agreements entered into by and between Borrower and one or more of its Affiliates that both (A) reflect and constitute transactions on overall terms at least as favorable to Borrower as would be the case in an arm’s-length transaction between unrelated parties of equal bargaining power, and (B) are subject to such terms and conditions as determined by Lender in its sole discretion; provided, that notwithstanding the foregoing clauses (A) and (B) above Borrower shall not (Y) enter into or consummate any transaction or agreement pursuant to which it becomes a party to any mortgage, note, indenture or guarantee evidencing any Indebtedness of any of its Affiliates or otherwise to become responsible or liable, as a guarantor, surety or otherwise, pursuant to agreement for any Indebtedness of any such Affiliate, or (Z) make any payment to any of its Affiliates in excess of $10,000 without the prior written consent of Lender and (e) notwithstanding subsection (a) above, payments of salary, bonus, severance and deferred compensation under the Gregg Separation Agreement; provided however that payments in respect of “Put Right(s)” under the Gregg Separation Agreement shall continue to be governed by the Employee Subordination Agreement.
(k)    Subsection (e) of Section 7.10 of the Agreement is hereby deleted in its entirety and of no further force and effect.
(l)    Subsection (a) of Section 9.1 of the Agreement, entitled “Rights and Remedies” is hereby amended and restated as follows:
(a)   In addition to the acceleration provisions set forth in Article VIII above, upon the occurrence and continuation of an Event of Default, Lender shall have the right to exercise any and all rights, options and remedies provided for in the Loan Documents, under the UCC or at law or in equity, including, without limitation, the right to (i) apply any property of any Borrower held by Lender to reduce the Obligations, (ii) foreclose the Liens created under the Security Documents, (iii) realize upon, take possession of and/or sell any Collateral or securities pledged (other than Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law) with or without judicial process, (iv) exercise all rights and powers with respect to the Collateral as any Borrower, as applicable, might exercise (other than with respect to Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law), (v) collect and send notices regarding the Collateral (other than with respect to Collateral consisting of Accounts owed or owing by Medicaid/Medicare Account Debtors absent a court order or compliance with applicable law), with or without judicial process, (vi) by its own means or with judicial assistance, enter any premises at which Collateral and/or pledged securities are located, or render any of the foregoing unusable or dispose of the Collateral and/or pledged securities on such premises without any liability for rent, storage, utilities, or other sums, and no Borrower shall resist or interfere with such action, (vii) at Borrower’s expense, require that all or any part of the Collateral be assembled and made available to Lender at any place designated by Lender, (viii) reduce or otherwise change the Facility Cap, (ix) relinquish or abandon any Collateral or securities pledged or any Lien thereon and/or (x) continue to charge all interest, fees and other amounts provided under this Agreement on the Minimum Balance regardless of whether Advances are made or outstanding. Notwithstanding any provision of any Loan Document, Lender shall have the right, at any time that Borrower fails to do so, and from time to time, without prior notice, to: (i) obtain insurance covering any of the Collateral to the extent required hereunder or Lender to the extent required under Landlord Waiver and Consent or Warehouse Waiver and Consent; (ii) pay for the performance of any of Obligations; (iii) discharge taxes or Liens on any of the Collateral that are in violation of any Loan document unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (iv) pay for the maintenance and preservation of the Collateral, including the payment of rent, warehouse fees or other per diem charges if required under any Landlord Waiver and Consent or Warehouse Waiver and Consent. Such expenses and advances shall be added to the Obligations until reimbursed to Lender and shall be secured by the Collateral, and such payments by Lender shall not be construed as a waiver by Lender of any Event of Default or any other rights or remedies of Lender.
(m)    Section 1 of Annex I of the Agreement, entitled “Minimum EBITDA,” is hereby amended as follows:
1)	Minimum EBITDA
At no time shall Borrower permit EBITDA to be less than the amounts set forth across from such month or month(s) for the Test Period most recently ended:

Test Period Ending	Minimum EBITDA
August 31, 2006	$900,000
September 30, 2006	$756,000
October 31, 2006	$1,080,000
November 30, 2006	$450,000
December 31, 2006	$90,000
January 31, 2007	($50,000)
February28, 2007	$180,000
March 31, 2007	$360,000

Test Period Ending	Minimum EBITDA
April 30, 2007	$360,000
May 31, 2007	$450,000
June 30, 2007	$540,000
July 31, 2007	$630,000
August 31, 2007	$720,000
September 30, 2007	$810,000
October 31, 2007	$990,000
November 30, 2007	$1,170,000
December 31, 2007	$1,260,000
January 31, 2008 and thereafter	$1,500,000
(n)    Section 2 of Annex I of the Agreement, entitled “Fixed Charge Coverage Ratio (EBITDA/Fixed Charge),” is hereby amended by amending such covenant as follows:
2)	Fixed Charge Coverage Ratio (EBITDA/Fixed Charges)
At no time shall Borrower permit Fixed Charge Coverage Ratio to be less than the following as at the end of the following calendar months:

Test Period Ending	Minimum Fixed Charge Coverage Ratio
August 31, 2006	1.0 to 1.0
September 30, 2006	.95 to 1.0
October 31, 2006	1.0 to 1.0
November 30, 2006	.56 to 1.0
December 31, 2006	.11 to 1.0
January 31, 2007	Not Applicable
February 28, 2007	.23 to 1.0
March 31, 2007	.45 to 1.0
April 30, 2007	.45 to 1.0
May 31, 2007	.56 to 1.0
June 30, 2007	.68 to 1.0
July 31, 2007	.79 to 1.0
August 31, 2007	.90 to 1.0
September 30, 2007	1.0 to 1.0
October 31, 2007	1.25 to 1.0
November 30, 2007	1.25 to 1.0
December 31, 2007 and thereafter	1.50 to 1.0
(o)    Section 3 of Annex I of the Agreement, entitled “Cash Velocity,” is hereby amended as follows:
3)	Cash Velocity
Collections of Borrower’s Accounts (which shall not include CIGNA Receipts for purposes of this covenant) for each Test Period shall not be less than the amount set forth below for each Test Period during the Term; provided, that upon any violation of or failure to comply with this covenant Lender shall have the right, in its sole discretion, to consider for all purposes under the Agreement as though Borrower actually collected Accounts equal to such minimum required amount.

Test Period Ending	Cash Velocity
August 31, 2006	$10,500,000
September 30, 2006	$9,500,000
October 31, 2006	$9,500,000
November 30, 2006	$9,300,000
December 31, 2006	$9,100,000
January 31, 2007	$9,400,000
February 28, 2007	$10,200,000
March 31, 2007	$11,000,000
April 30, 2007	$11,600,000
May 31, 2007	$12,000,000
June 30, 2007	$12,400,000
July 31, 2007	$13,000,000
August 31, 2007	$13,600,000
September 30, 2007	$14,100,000
October 31, 2007	$14,300,000
November 30, 2007	$14,500,000
December 31, 2007	$14,700,000
January 31, 2008 and thereafter	$15,200,000
(p)    The definition of “Total Debt Service”, located in Annex I of the Agreement, entitled “DEFINITIONS”, is hereby deleted in its entirety and replaced with the following:
“Total Debt Service” shall mean, for any Test Period the sum of (i) scheduled or other required payments of principal on Indebtedness, and (ii) Interest Expense (excluding interest which shall not be paid in cash), in each case for such Test Period.
(q)    The last paragraph contained in the definitions section of Annex I of the Agreement, which begins “Borrower acknowledges and agrees” is hereby deleted in its entirety and of no further force and effect.
(r)    The definition of “Joint Venture Consent”, contained in Appendix A of the Agreement, entitled “DEFINITIONS”, is hereby deleted in its entirety and replaced with the following:
“Joint Venture Dissolution Consent” means that certain consent letter issued by Lender to Borrower dated September 27, 2006 in connection with the dissolution of the Joint Venture.
3.    Conditions to Effectiveness. This Amendment shall be effective on the date (the “Effective Date") upon which the following conditions precedent are satisfied:
(a)    Borrower shall have delivered to Lender an executed copy of this Amendment duly executed by an authorized officer of Borrower and each other agreement, document or instrument reasonably requested by the Lender in connection with this Amendment, each in form and substance reasonably satisfactory to Lender;

(b)    the representations and warranties contained herein and in all other Loan Documents shall be true and correct;
(c)    no Default or Event of Default shall be in existence (except to the extent cured by this Amendment); and
(d)    Lender shall have received all fees, charges and expenses payable to in connection with this Amendment and the documentation related hereto, including, but not limited to, legal fees and out-of-pocket costs (including in-house counsel fees and expenses).
4.    Representations and Warranties.
(a)    Notwithstanding any other provision of this Amendment, Borrower hereby confirms and makes all of the representations and warranties set forth in the Agreement and other Loan Documents with respect to such Borrower and this Amendment as of the date hereof and as of the Effective Date and confirms that they are true and correct and no Default or Event of Default has occurred and is continuing as of the date hereof.
(b)    Borrower hereby represents and warrants as of the date of this Amendment and as of the Effective Date as follows: (i) it is duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of organization; (ii) the execution, delivery and performance by it of this Amendment, as applicable, are within its powers, have been duly authorized, and do not contravene (A) its articles of organization, operating agreement, or other organizational documents, or (B) any applicable law; (iii) no consent, license, permit, approval or authorization of, or registration, filing or declaration with any Governmental Authority or other Person, is required in connection with the execution, delivery, performance, validity or enforceability of this Amendment, as applicable, by or against it; (iv) this Amendment has been duly executed and delivered by it; (v) this Amendment constitutes its legal, valid and binding obligations enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity; and (vi) after giving effect to this Amendment, it is not in default under the Agreement and no Default or Event of Default exists, has occurred or is continuing.
5.    Expenses. Borrower shall pay all costs and expenses incurred by Lender or any of its Affiliates, including, without limitation, documentation and diligence fees and expenses, all search, audit, appraisal, recording, professional and filing fees and expenses and all other out-of-pocket charges and expenses and reasonable attorneys’ fees and expenses, in connection with entering into, negotiating, preparing, reviewing and executing this Amendment contemplated hereby and all related agreements, documents and instruments, and all of the same, to the extent incurred and not promptly reimbursed by Borrower, may be charged to Borrower’s account and shall be part of the Obligations. If Lender or any of its Affiliates uses in-house counsel for any of the purposes set forth above Borrower expressly agrees that its Obligations include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender or such Affiliate in its sole discretion for the work performed.
6.    Effect of Amendment. Lender and Borrower hereby acknowledge and agree that except as provided in this Amendment, the Agreement, the Note and the other Loan Documents remain in full force and effect and have not been modified or amended in any respect, it being the intention of Lender and Borrower that this Amendment and the Agreement be read, construed and interpreted as one and the same instrument. The foregoing amendments are subject to Borrower executing and delivering this Amendment and all additional documents required to be executed and delivered herein. In addition, the foregoing does not constitute a waiver by Lender of any Default or Event of Default.

7.    Confirmation of Agreements. Lender and Borrower hereby acknowledge and agree that, except as provided in this Amendment, the Agreement, the Note and the other Loan Documents, and the grant of the liens, security interests and other encumbrances thereunder, and their agreements, covenants, obligations, representations and warranties thereunder and therein, are hereby expressly ratified, confirmed and restated as of the date hereof.
8.    References to Loan Documents. Each of the other Loan Documents are hereby modified in such a manner as to be consistent with all modifications and agreements contained herein and to the extent that all references therein to and descriptions therein of the Agreement and the Note shall be deemed to refer to and describe the Agreement.
9.    Capitalized Terms. All capitalized terms not otherwise defined in this Amendment shall have the meanings ascribed to such terms in the Agreement.
10.    Benefit. This Amendment shall inure to the benefit of and bind the parties hereto and their respective successors and assigns.
11.    Amendments. This Amendment may not be changed, modified, amended, restated, waived, supplemented, discharged, canceled or terminated orally or by any course of dealing or in any other manner other than by the written agreement of Lender and Borrower. This Amendment shall be considered part of the Agreement for all purposes under the Agreement.
12.    Headings and Counterparts. The captions in this Amendment are intended for convenience and reference only and do not constitute and shall not be interpreted as part of this Amendment and shall not affect the meaning or interpretation of this Amendment. This Amendment may be executed in one or more counterparts, all of which taken together shall constitute but one and the same instrument. This Amendment may be executed by facsimile transmission, which facsimile signatures shall be considered original executed counterparts for all purposes, and each party to this Amendment agrees that it will be bound by its own facsimile signature and that it accepts the facsimile signature of each other party to this Amendment.
13.    Governing Law; JURY TRIAL WAIVER. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE CHOICE OF LAW PROVISIONS SET FORTH IN THE AGREEMENT AND SHALL BE SUBJECT TO THE WAIVER OF JURY TRIAL AND NOTICE PROVISIONS OF THE AGREEMENT.
14.    RELEASE BY BORROWER. By execution of this Amendment, Borrower acknowledges and confirms that Borrower does not have any offsets, defenses or claims against Lender, or any of its present or former subsidiaries, affiliates, officers, directors, shareholders, employees, agents, representatives, attorneys, predecessors, successors or assigns whether asserted or unasserted. To the extent that Borrower may have such offsets, defenses or claims, Borrower and each of its successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, jointly and severally, knowingly, voluntarily and intentionally waive, release and forever discharge Lender, its subsidiaries, affiliates, officers, directors, shareholders, employees, agents, attorneys, predecessors, successors and assigns, both present and former (collectively the “Lender Affiliates”) of and from any and all actual or potential claims, demands, damages, actions, requests for sanctions and causes of action, torts, obligations, suits, debts, controversies, damages, judgments, executions, claims and demands whatsoever, all other liabilities whether known or unknown, matured or unmatured, contingent or absolute, of any kind or description whatsoever, either in law or in equity, asserted or unasserted which against Lender and/or Lender Affiliates they ever had, now have, claim to have or may later have or which any of any Borrower’s successors, assigns, parents, subsidiaries, affiliates, predecessors, employees, agents, heirs, executors, as applicable, both present and former ever had, now has, claim to have or may later have, upon or by reason of any manner, cause, causes or thing whatsoever, including, without limitation, any presently existing claim or defense whether or not presently suspected, contemplated or anticipated, and Borrower hereby agrees that Borrower is collaterally estopped from asserting any claims against Lender or any of the Lender Affiliates relating to the foregoing.
15.    Entire Agreement. This Amendment, the Agreement, and the other Loan Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof and thereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements between the parties. There are no unwritten oral agreements between the parties.
16.    Miscellaneous. Whenever the context and construction so require, all words used in the singular number herein shall be deemed to have been used in the plural, and vice versa, and the masculine gender shall include the feminine and neuter and the neuter shall include the masculine and feminine. This Amendment shall inure to the benefit of Lender, all future holders of any Note, any of the Obligations or any of the Collateral and all Transferees, and each of their respective successors and permitted assigns. No Borrower may assign, delegate or transfer this Amendment or any of its rights or obligations under this Amendment without the prior written consent of Lender. No rights are intended to be created under this Amendment for the benefit of any third party donee, creditor or incidental beneficiary of Borrower or any Guarantor. Nothing contained in this Amendment shall be construed as a delegation to Lender of any Borrower’s or any Guarantor’s duty of performance, including, without limitation, any duties under any account or contract in which Lender has a security interest or Lien. This Amendment shall be binding upon Borrowers and their respective successors and assigns.

Exhibit 10.8
[intentionally left blank — signature page follows]

Exhibit 10.8
[signature page to Second Amendment]
IN WITNESS WHEREOF, Lender and Borrower have executed this Second Amendment as of the date first above written.

LENDER:	CAPITALSOURCE FINANCE LLC
	By:	/s/ Patrick L. Coffey
		Name:	Patrick L. Coffey
		Title:	Director

BORROWER:

UNITED STATES PHARMACEUTICAL GROUP, L.L.C. d/b/a NATIONSHEALTH
By:	/s/ Timothy Fairbanks
	Name:	Timothy Fairbanks
	Title:	CFO

NATIONSHEALTH HOLDINGS, L.L.C.
By:	/s/ Timothy Fairbanks
	Name:	Timothy Fairbanks
	Title:	CFO

NATIONSHEALTH, INC.
By:	/s/ Timothy Fairbanks
	Name:	Timothy Fairbanks
	Title:	CFO